Exhibit 99.2

Park Sterling Corporation and

First Capital Bancorp, Inc. to Merge

Charlotte, NC and Glen Allen, VA – October 1, 2015 – Park Sterling Corporation (NASDAQ: PSTB) (“Park Sterling”), the holding company for Park Sterling Bank, and First Capital Bancorp, Inc. (NASDAQ: FCVA) (“First Capital”), the holding company for First Capital Bank, announced today the signing of a definitive merger agreement under which Park Sterling will acquire First Capital for a total transaction value of approximately $82.5 million, based on Park Sterling’s closing share price of $6.80 on September 30, 2015.

Upon completion of the transaction, the combined company will have approximately $3.1 billion in total assets, $2.2 billion in total loans, $2.4 billion in total deposits and a network of 60 offices in the Carolinas, Virginia and North Georgia. The merger will strengthen Park Sterling’s position in the important Richmond, VA MSA, which will become the company’s second largest deposit market after the Charlotte-Concord-Gastonia, NC-SC MSA, by expanding the distribution network from two to ten branches, adding an experienced lending team and gaining senior market management and credit risk leadership.

The merger agreement has been approved by the board of directors of each company. Closing of the transaction, which is expected to occur in the first quarter of 2016, is subject to customary conditions, including approval by First Capital’s shareholders and receipt of regulatory approval. At closing, First Capital will merge with and into Park Sterling and, as soon as practicable following the closing, it is anticipated that First Capital Bank will merge with and into Park Sterling Bank.

“Our proposed merger with First Capital is a meaningful addition to our already strong regional community bank franchise in Virginia, the Carolinas and North Georgia. The partnership helps us achieve our strategic goal of building out our Richmond presence by significantly enhancing our local branch network and adding talented bankers and leadership to our exceptional local team. It also increases our operating scale to drive immediate efficiencies and provides accelerated revenue growth opportunities to further strengthen financial returns to shareholders,” said James C. Cherry, Chief Executive Officer of Park Sterling. “We are pleased to partner with John Presley, Bob Watts and their team at First Capital, whom we have known and respected for many years. We are thrilled to further expand our presence in Virginia, which so many of our executives and directors call ‘home’, and are excited to be a part of building an exceptional banking partnership for the Richmond community.”

John M. Presley, Managing Director and Chief Executive Officer of First Capital, who will transition from executive management to a consulting role with the company at closing, commented, “We are excited to enter into this partnership with Park Sterling. We believe the combined company’s exceptional employees, strong balance sheet and broad array of products and services will better serve our local customers and enhance shareholder value. The combined company will be a dominant player in the Richmond market.”

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Under the terms of the merger agreement, First Capital common shareholders will have the right to receive either $5.54 in cash or 0.7748 Park Sterling shares for each First Capital share they hold, subject to the limitation that the total consideration for shareholders will consist of 30.0% in cash and 70.0% in Park Sterling shares. First Capital warrant holders will have the right to receive either $1.77 in cash or 0.24755 Park Sterling shares for each First Capital warrant they hold, subject to the limitation that the total consideration for warrant holders will consist of 30.0% in cash and 70.0% in Park Sterling shares. Those First Capital shares and warrants exchanged for stock will convert to Park Sterling shares in what is intended to be a tax-free exchange. Cash will also be paid in lieu of fractional shares. The transaction value at the time of the proposed merger may change due to potential fluctuations in the price of Park Sterling stock. Park Sterling’s board of directors will also appoint two independent, Richmond-based First Capital directors to join the Park Sterling board, to include Grant Grayson, Partner in the law firm of LeClairRyan, A Professional Corporation, and current chairman of First Capital.

Keefe, Bruyette & Woods, Inc. served as financial advisor to Park Sterling, and Banks Street Partners, LLC served as financial advisor to First Capital. McGuireWoods LLP served as outside legal counsel to Park Sterling, while LeClairRyan, A Professional Corporation, served as outside legal counsel to First Capital.

Webcast

Park Sterling Corporation will host a conference call this morning at 8:30 a.m., EDT (October 1, 2015). The conference call can be accessed by dialing (888) 317-6003 and entering the elite entry number 2516704. Participants will need this elite entry number in order to join the conference. Listeners should dial in 10 minutes prior to the start of the call. The presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.” A replay of the call will also be available approximately one hour after the end of the call through 9:00 a.m., EDT on or around November 1, 2015. To access the replay dial (877) 344-7529, conference code 10073448.

Additional Information About the Merger and Where to Find It

Park Sterling will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a proxy statement of First Capital that also constitutes a prospectus of Park Sterling, as well as other relevant documents concerning the proposed merger. INVESTORS ARE STRONGLY URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER. A free copy of the proxy statement/prospectus, as well as other filings containing information about Park Sterling and First Capital, may be obtained after their filing at the SEC's Internet site (http://www.sec.gov). In addition, free copies of documents filed with the SEC may be obtained on the respective websites of Park Sterling and First Capital at www.parksterlingbank.com and www.1capitalbank.com.

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Participants in Solicitation

Park Sterling and First Capital and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about the directors and executive officers of Park Sterling and First Capital and other persons who may be deemed participants in this solicitation will be included in the proxy statement/prospectus. Information about Park Sterling’s executive officers and directors can be found in Park Sterling’s definitive proxy statement in connection with its 2015 Annual Meeting of Shareholders filed with the SEC on April 13, 2015. Information about First Capital’s executive officers and directors can be found in First Capital’s definitive proxy statement in connection with its 2015 Annual Meeting of Shareholders filed with the SEC on April 15, 2015. Free copies of these documents can be obtained from the sources indicated above.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with approximately $2.4 billion in assets, is the largest community bank headquartered in the Charlotte area and has 52 banking offices stretching across the Carolinas and into North Georgia, as well as in Richmond, Virginia. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage banking, cash management, consumer and business finance, capital markets and wealth management services with a commitment to “Answers You Can Bank OnSM.” Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

About First Capital Bancorp, Inc.

First Capital Bancorp, Inc. is a bank holding company headquartered in Glen Allen, Virginia. First Capital is a community oriented financial institution that offers a full range of banking and related financial services to small and medium-sized businesses, professionals and individuals located in its market area. First Capital operates eight branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown Richmond, and in Chesterfield County, in Bon Air and inside the Village at Swift Creek Kroger store.

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Cautionary Statement Regarding Forward-Looking Statements

This news release contains, and Park Sterling and First Capital and their respective management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with First Capital; the risk that a closing condition to the merger may not be satisfied; synergies and other financial benefits from the proposed merger may not be realized within the expected time frames; costs or difficulties related to closing and/or integration matters might be greater than expected; inability to obtain governmental approvals of the combination on the proposed terms and schedule; failure of First Capital’s shareholders to approve the merger; failure of Park Sterling to raise the necessary funds to satisfy the cash component of the merger consideration; changes in loan mix, deposit mix, capital and liquidity levels, emerging regulatory expectations and measures, net interest income, noninterest income, noninterest expense, credit trends and conditions, including loan losses, allowance for loan loss, charge-offs, delinquency trends and nonperforming asset levels, deterioration in the value of collateral securing loans, deterioration in the value of securities held for investment, the impacts of a potential increasing rate environment, and other similar matters with respect to Park Sterling or First Capital; inability to identify and successfully negotiate and complete additional combinations with other potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to adequately estimate or to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combinations; failure to generate an adequate return on investment related to new branches or other hiring initiatives; inability to generate future organic growth in loan balances, retail banking, wealth management, mortgage banking or capital markets results through the hiring of new personnel, development of new products, including new online and mobile banking platforms for treasury services, opening of de novo branches or otherwise; inability to capitalize on identified revenue enhancements or expense management opportunities, including the inability to achieve targeted adjusted noninterest expense to adjusted operating revenue targets; inability to generate future ATM and card income from marketing expenses; variability in the performance of covered loans and associated loss-share related expenses; the effects of negative or soft economic conditions, including stress in the commercial real estate markets or failure of continued recovery in the residential real estate markets; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; the possibility of recognizing other than temporary impairments on holdings of collateralized loan obligation securities as a result of the Volcker Rule; the potential impacts of any government shutdown or debt ceiling impasse, including the risk of a U.S. credit rating downgrade or default, or continued global economic instability, which could cause disruptions in the financial markets, impact interest rates, and cause other potential unforeseen consequences; fluctuations in the market price of the common stock, regulatory, legal and contractual requirements of Park Sterling or First Capital, other uses of capital, either company’s financial performance, market conditions generally, and future actions by the boards of directors, in each case impacting repurchases of common stock or declaration of dividends; legal and regulatory developments, including changes in the federal risk-based capital rules; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including acquisition accounting fair market value assumptions and accounting for purchased credit-impaired loans, and the impact on Park Sterling’s or First Capital’s financial statements; and either management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed in any of Park Sterling’s or First Capital’s filings with the SEC. Forward-looking statements speak only as of the date they are made, and Park Sterling and First Capital undertake no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Contact:

James C. Cherry

Chief Executive Officer

Park Sterling Corporation

704-323-4300

jim.cherry@parksterlingbank.com

John M. Presley

Managing Director and CEO

First Capital Bancorp, Inc.

804-273-1254

jpresley@1capitalbank.com

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